Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2005 (except for paragraph 5 of Note 8 as to which the date is May 2, 2005, paragraph 8 of Note 9, as to which the date is April 19, 2005 and Note 17 as to which the date is December 21, 2005), in the Registration Statement (Form S-1) and related Prospectus of Alexza Pharmaceuticals, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Palo Alto, California
December 21, 2005